EX.-99.1

FOR IMMEDIATE RELEASE

                  PETROCORP SHARES CHANGE HANDS

     HOUSTON (June 27, 1996) - PetroCorp Incorporated (NASDAQ:PETR) announced today that hit has been advised by Kaiser-Francis Oil Company and First Reserve Corporation that shares owned of record and beneficially by investment partnerships managed by First Reserve Corporation are to be sold in a private transaction to Kaiser-Francis Oil Company. First Reserve and Kaiser-Francis have entered into a definitive agreement for the sale of the shares, subject only to clearance required under the Hart-Scott-Rodino Act.

     The shares to be purchased by Kaiser-Francis total 2,121,000, or 24.7% of the shares outstanding. Kaiser-Francis had previously acquired approximately 4.5% of PetroCorp's outstanding shares in open market purchases beginning in March 1995. The transaction with First Reserve will bring Kaiser-Francis' total ownership to 2,503,800 shares, or 29.2% of the shares outstanding.

     Kaiser-Francis has informed PetroCorp that it has acquired its shares of PetroCorp Common Stock primarily to hold for investment. Kaiser-Francis has stated it has no intentions of attempting to effect any changes in the business plan or policies of PetroCorp.

     First Reserve intends to redeploy the proceeds from the stock sale into other energy investments.

     Regarding the transaction between Kaiser-Francis and First Reserve, W. Neil McBean, President and Chief Executive Officer of PetroCorp, stated,
"We have regarded Kaiser-Francis as an astute competitor for many years, particularly in recognizing and acquiring under-valued oil and gas reserves. The investment by Kaiser-Francis in PetroCorp furthers the respect that we have for George Kaiser and his organization. As we continue the progress that we have achieved in our operations, we hope that Kaiser-Francis and our other shareholders will benefit through continued improvement, as seen in recent weeks, in market recognition of both the value of our assets and of our potential."

     PetroCorp, a Houston-based company, explores, develops and acquires oil and gas properties in North America. The Company operates principally in the states of Colorado, Oklahoma, Kansas, Texas and Mississippi and in the province of Alberta, Canada.

CONTACT: Craig T. Townsend, Vice President - Finance, (713) 875-2500